EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of BeyondSpring Inc. dated as of December 28, 2017 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: December 28, 2017

NPBSIPO LIQUIDATING TRUST

By:	/s/ Kobi Sethna
Name: Kobi Sethna
Title: Authorized Signatory

BSIPO TRUSTEE MGR LLC, as Administrative Trustee

By:	/s/ Kobi Sethna
Name: Kobi Sethna
Title: Authorized Signatory

/s/ Kobi Sethna
Kobi Sethna